Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos., 333-40172, 333-50845, 333-50847, 333-66450, 333-69981, 333-83943, 333-91584, and 333-106652 of PC Connection, Inc. on Form S-8 of our report dated March 18, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in 2002), appearing in this Annual Report on Form 10-K of PC Connection, Inc. for the year ended December 31, 2003.

Deloitte & Touche LLP

Boston, Massachusetts

March 29, 2004